Exhibit 3.5

State of Delaware Secretary of State Division of Corporations Delivered 02:59 PM 02/24/2006 FILED 02:48 PM 02/24/2006 SRV 060180950 - 2168721 FILE

CERTIFICATE OF FORMATION

OF

REXNORD INDUSTRIES, LLC

1.             The name of the limited liability company is Rexnord Industries, LLC.

2.            The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware, 19801. The name of the registered agent at such address is The Corporation Trust Company.

3.            The effective time and date of this Certificate of Formation shall be as of 11:59 p.m. on February 28, 2006.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation this 20th day of December, 2005.

REXNORD CORPORATION

By:	/s/ Patricia M. Whaley
Name:	Patricia M. Whaley
Title:	Vice President

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT CHANGING ONLY THE
REGISTERED OFFICE OR REGISTERED AGENT OF A
LIMITED LIABILITY COMPANY

The limited liability company organized and existing under the Limited Liability Company Act of the State of Delaware, hereby certifies as follows:

1.            The name of the limited liability company is REXNORD INDUSTRIES, LLC

2.            The Registered Office of the limited liability company in the State of Delaware is changed to 251 Little Falls Drive (street), in the City of Wilmington Zip Code 19808. The name of the Registered Agent at such address upon whom process against this limited liability company may be served is Corporation Service Company

By:	/s/ Jill Cilmi
Authorized Person

Name:	Jill Cilmi, Authorized Person
Print or Type

State of Delaware Secretary of State Division of Corporations Delivered 03:39 PM 10/15/2021 FILED 03:39 PM 10/15/2021 SR 20213527960 - File Number 2168721